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The Chase Manhattan Corporation
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New York, New York  10017-2070


                                    News Release








Investor Contact:        John Borden         Press Contacts:      John Meyers
                         212-270-7318                             212-270-7454
                                                                  Kathleen Baum
                                                                  212-270-5089

For Immediate Release


                            CHASE ANNOUNCES IMPACT OF
                              GLOBAL MARKET EVENTS

         New York, Wednesday, September 2, 1998 -- The Chase Manhattan Corporation (NYSE: CMB) announced today that for July and August of this year, trading revenues (including trading-related Net Interest Income) were approximately $160 million. This figure is net of trading-related losses, primarily related to Russia. In addition, the adverse conditions in the equity markets resulted in no equity-related gains for the same period.

         Chase estimates that net commercial charge-offs for the third quarter will be approximately $200 million, primarily reflecting conditions in Russia and Asia. After anticipated charge-offs and as of August 31, 1998, Chase indicated that:

- Direct Russian credit exposure was approximately $250 million, consisting of $50 million in securities, $140 million related to commercial banking activities, including trade finance, and $60 million in ruble-denominated inter-bank deposits.

- Exposure to non-Russian institutional investors and investment funds collateralized by ruble-denominated Russian Treasury Securities was approximately $210 million. The majority of this exposure is supported by significant non-Russian assets.




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